Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports Second Quarter 2015 Results and Provides Business Update

SAN DIEGO, August 13, 2015 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, including high value and difficult to manufacture proteins, today reported financial results for the second quarter ended June 30, 2015 and provided a business update.

“Pfenex made significant progress in the second quarter of 2015, and we expect to provide key pipeline updates over the course of 2015 and into 2016. Specifically, we look forward to updating you on progress for PF530, our biosimilar candidate to Betaseron later in 2015 as well as on PF708, our generic to Forteo, which we expect to enter bioequivalence studies in 2H15,” stated Bertrand C. Liang, chief executive officer of Pfenex. “In April, we completed a follow-on offering with net proceeds to the company of approximately $37 million after the deduction of underwriter discounts and offering expenses. Our net cash balance as of the end of the second quarter was approximately $123 million which positions us well as we continue advancing our pipeline of biosimilar protein and generic peptide candidates.”

Business Updates

•	Pfenex initiated a Phase 1 trial of PF530, a biosimilar candidate to Betaseron, in the first quarter of 2015, with results expected in 2H15.

•	PF708, our peptide generic to Forteo, is expected to enter a bioequivalence study in 2H15.

•	In 2015 Pfenex will assist in the manufacturing technology transfer of PF582, our biosimilar candidate to Lucentis, to Hospira’s manufacturing site, and we expect that the Phase 3 PF582 trial will initiate in 2016.

•	Pfenex expects to initiate the Phase 1 trial for its recombinant anthrax vaccine in 2H15.

•	In April, Pfenex completed a follow-on public offering pursuant to which we sold 2,610,000 shares of common stock and certain existing stockholders sold 4,140,000 shares of common stock at a per-share price of $15.50. The total proceeds the Company received from the offering were approximately $38.0 million, net of underwriting discounts and commissions of approximately $2.4 million. After deducting estimated offering expenses of approximately $0.6 million, net proceeds to us were approximately $37.4 million.

Financial Highlights for the Second Quarter

Total Revenue decreased by $1.0 million, or 30%, to $2.3 million in the three month period ended June 30, 2015 compared to $3.3 million in same period in 2014. The decrease in revenue was due to the stage of development of our Px563L product candidate under our government contracts and the decrease in activity related to our protein production service work, partially offset by an increase in license revenue and sales of our reagent protein products. We expect revenue related to our protein production services to decline in the near-term as we shift our resources to developing our product pipeline.

Cost of revenue decreased by approximately $1.6 million, or 64%, to $0.9 million in the three month period ended June 30, 2015 compared to $2.5 million in same period in 2014. The decrease in cost of revenue was due primarily to the stage of development of our Px563L product candidate under our government contracts. Given the nature of the novel vaccine development process, these costs will fluctuate depending on stage of development.

Research and development expenses increased by approximately $2.7 million, or 320%, to $3.6 million in the three month period ended June 30, 2015 compared to $0.9 million in same period in 2014. The increase in research and development expenses was due to the increase in development activity on our product candidates PF708 and PF530 and the hiring of additional personnel dedicated to our research and development efforts. PF530 was removed from the Joint Development License Agreement with Strides in February 2015 and initiated a Phase 1 trial for PF530 in March 2015. We expect research and development costs will increase going forward as we independently advance PF530 as a wholly-owned product candidate. Additionally, we expect research and development expenses to increase as we advance our other lead candidates and pipeline product candidates. For example, under our agreement with Hospira, we will share the confirmatory clinical study costs for PF582 with our share capped at $20 million, $10 million of which will be setoff as a credit against royalties payable to us unless the collaboration agreement is terminated prior to such setoff.

Selling, general and administrative expenses increased by $1.7 million, or 82%, to $3.7 million in the three month period ended June 30, 2015 compared to $2.0 million in the same period in 2014. The increase in selling, general and administrative expenses was due to an increase in activities associated with operating as a publicly-traded company. We expect general and administrative costs to increase for activities associated with operating as a publicly-traded company, including maintaining compliance with exchange listing and Securities and Exchange Commission requirements. These increases will likely include legal fees, accounting fees, directors’ and officers’ liability insurance premiums and fees associated with investor relations. These increases will also likely include the hiring of additional personnel. In addition, we intend to continue to incur increased internal and external business development costs to support our various product development efforts, which can vary from period to period.

Cash and cash equivalents as of June 30, 2015 was $123.0 million.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of Pfenex’s product candidates, including future plans to develop, manufacture and commercialize its product candidates and the potential to receive future milestone and royalty payments under its collaboration agreements; Pfenex’s expectations regarding the timing of the release of additional data and results for its product candidates, the timing of the initiation of additional studies for its product candidates, and the timing of filing IND’s for its product candidates; and Pfenex’s future projections related to increases in expenses and reductions in protein production revenue. Pfenex’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex’s ability to successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials; challenges related to commencement, patient enrollment, completion, and analysis of clinical trials; difficulties in achieving and demonstrating biosimilarity in formulations; Pfenex’s ability to manage operating expenses; Pfenex’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives; Pfenex’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; unexpected expenditures; and difficulties in obtaining and maintaining intellectual property protection for its product candidates. Information on these and additional risks, uncertainties, and other information affecting Pfenex’s business and operating results is contained in Pfenex’s Annual Report on Form 10-K for the year ended December 31, 2014 and in Pfenex’s subsequent reports on Form 10-Q and Form 8-K, filed with the Securities and Exchange Commission, including Pfenex’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex has used, and intends to continue to use, its Investor Relations website (http://pfenex.investorroom.com), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, including a copy of our most recent Corporate Presentation, visit (http://pfenex.investorroom.com).

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

PFENEX INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(in thousands, except per share data)
Revenue	$2,290	$3,266	$4,265	$5,824
Cost of revenue	921	2,544	2,229	4,452

Gross profit	1,369	722	2,036	1,372

Operating expense
Selling, general and administrative	3,688	2,024	7,579	3,519
Research and development	3,610	860	6,419	1,538

Total operating expense	7,298	2,884	13,998	5,057

Loss from operations	(5,929)	(2,162)	(11,962)	(3,685)
Other income (expense), net	(33)	(21)	47	(39)

Net loss before income taxes	(5,962)	(2,183)	(11,915)	(3,724)
Income tax expense	(21)	—	(40)	(1)

Net loss	$(5,983)	$(2,183)	$(11,955)	$(3,725)

Effective preferred stock dividends	$—	$(447)	$—	$(882)

Net loss attributable to common stockholders	$(5,983)	$(2,630)	$(11,955)	$(4,607)

Net loss per common share basic and diluted	$(0.27)	$(1.67)	$(0.56)	$(2.95)

Weighted-average common shares used to compute basic and diluted net loss per share	22,460	1,571	21,467	1,560

PFENEX INC.

Condensed Consolidated Balance Sheets

	June 30, 2015 (unaudited)	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$122,999	$45,722
Accounts and unbilled receivables, net	1,430	1,584
Inventories	31	23
Income tax receivable	384	402
Deferred income taxes	3,281	3,281
Other current assets	2,347	1,753

Total current assets	130,472	52,765
Restricted cash	3,957	3,955
Income tax receivable	918	—
Property and equipment, net	2,684	2,310
Other long term assets	53	53
Intangible assets, net	6,097	6,363
Goodwill	5,577	5,577

Total assets	$149,758	$71,023

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,727	$1,129
Accrued liabilities	4,730	2,633
Current portion of deferred revenue	3,832	201
Line of credit obligation	—	3,813

Total current liabilities	10,289	7,776
Deferred revenue, less current portion	46,121	—
Deferred tax liability	3,281	3,281
Line of credit obligation	3,813	—
Other long-term liabilities	68	92

Total liabilities	63,572	11,149
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,187,322 and 20,405,066 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	24	21
Additional paid-in capital	211,405	173,141
Accumulated deficit	(125,243)	(113,288)

Total stockholders’ equity	86,186	59,874

Total liabilities and stockholders’ equity	$149,758	$71,023